EXHIBIT (A)(22)

[Form of Notice of Expiration of Offer]

NOTICE OF EXPIRATION OF OFFER

To All Employees Eligible to Participate in the Stock Option Exchange Offer:

The Catellus Development Corporation Offer to Exchange Certain Outstanding Catellus Stock Options (the “Exchange Offer”) expired on Wednesday, October 29, 2003, 9:00 p.m. PST, as scheduled. We have accepted all stock options that were validly tendered. If you did not return an election form, you will be deemed to have rejected the Exchange Offer and your options will remain outstanding.

As discussed in the Exchange Offer documents, for persons who elected to participate in the Exchange Offer, we expect to grant the replacement awards on November 3, 2003. You will receive notification of the replacement award grants shortly after November 3, 2003.

If you have any other questions about the Exchange Offer, please contact Jaime Gertmenian at Jaime_gertmenian@catellus.com or at 213-473-3169.

Thanks to those of you who participated in the Exchange Offer.